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                                      EXHIBIT 21
                            SUBSIDIARIES OF THE REGISTRANT

Auto-trol Technology Corporation, a Colorado corporation, has the following subsidiaries, incorporated in the jurisdictions noted and doing business under the names indicated:

          SUBSIDIARY                             JURISDICTION OF INCORPORATION
          ----------                             -----------------------------
          Auto-trol International Corporation               Colorado
          Centra 2000, Inc.                                 Colorado
          Auto-trol Technology (Canada) Ltd.                 Alberta
          Auto-trol Advertising, Inc.                       Colorado
          Auto-trol Technology GmbH                          Germany
          Centra Technology Ltd.                         United Kingdom